    iShares(R) MSCI Emerging Markets Index Fund Linked Buffered Underlying
                               Securities (BUyS)

           International Equities |X| Bullish |X| Fee-Based Accounts

Indicative Terms as of February 26, 2010

CUSIP:                        2515A0 3B 7

Issuer:                       Deutsche Bank AG, London Branch

Maturity / Tenor:             36 Months

Index:                        iShares(R) MSCI Emerging Markets Index Fund
                              (Ticker: EEM.P)

Initial Level:                Official closing level of the Index Fund on the
                              Trade Date

Final Level:                  The closing level of the Index Fund on the Final
                              Valuation Date multiplied by the Share Adjustment
                              Factor

Index Fund Return:                Final Level - Initial Level
                                  ----------------------------
                                           Initial Level

                              (subject to the Index Fund Return Cap)

Participation Rate:           150% upside participation

Index Fund Return Cap:        36.00% - 39.00% (TBD on Trade Date)

Maximum Return:               54.00% - 58.50% (TBD on Trade Date)

Buffer Level:                 10.00% (first 10% depreciation of the Index Fund
                              is fully protected)

Payment at Maturity:          If the Final Level:

                              (a) is greater than or equal to the Initial
                              Level, a cash payment per $1,000 Face Amount of
                              the BUyS equal to the Index Fund Return, which is
                              subject to the Index Fund Return Cap, multiplied
                              by the Participation Rate. Accordingly, subject
                              to the Maximum Return, the Payment at Maturity
                              will be: $1,000 + ($1,000 x Index Fund Return x
                              Participation Rate); OR

                              (b) is less than the Initial Level, and such
                              decline is equal to or less than the Buffer
                              Level, the Payment at Maturity will be $1,000; OR

                              (c) is less than the Initial Level, and such
                              decline is greater than the Buffer Level, the
                              Payment at Maturity will be

                              $1,000 + [$1,000 x (Index Fund Return + Buffer
                              Level)].

Share Adjustment Factor:      Initially 1.0, subject to adjustment for
                              anti-dilution events.

Discounts and Commissions:    The BUyS will initially be distributed through
                              Deutsche Bank Securities Inc. ("DBSI"), its
                              affiliates and/or certain other affiliated or
                              unaffiliated brokers (collectively, the
                              "Brokers"). DBSI will receive a selling
                              concession of up to 1.70% or $17.00 per $1,000
                              face amount. DBSI may pay referral fees to other
                              Brokers of up to 0.50% or $5.00 per $1,000 face
                              amount and may additionally pay fees of up to
                              1.20% or $12.00 per $1,000 face amount to certain
                              other Brokers. Deutsche Bank AG will reimburse
                              DBSI for such fees. DBSI, the agent for this
                              offering, is our affiliate. For more information
                              see "Supplemental Underwriting Information
                              (Conflicts of Interest)" in term sheet No. 830J.

Agent:                        Deutsche Bank Securities Inc.

                   Best Case Scenario at Maturity

If the Index  Fund  Return is  positive,  investors  will  receive at maturity  150.00%  of the  performance  of  the  Index  Fund  Return, subject  to an Index Fund  Return  Cap of  between  36.00% and 39.00%
(TBD on Trade  Date)  for a  Maximum  Return of  between  54.00%  and
58.50% (TBD on Trade Date).

                   Worst Case Scenario at Maturity

If the Final  Level is less than the  Initial  Level by more than the
Buffer  Level,  an  investment  in the BUyS will decline by 1.00% for every  1.00%  decline  in the Index Fund  beyond  the  Buffer  Level.
Subject  to  the  credit  of  the  Issuer,  the  maximum  loss  on an investment is 90.00%.
                                                                           |X|
                              Benefits

|X|  International equity exposure with protection for the first
     10.00% of any depreciation and upside leverage, subject to the
     Index Fund Return Cap

|X|  150.00% of any positive Index Fund Return up to the Index Fund
     Return Cap

|X|  The BUyS will outperform the Index Fund at maturity if the
     Final Level is less than the Initial Level

                                Risks

|X|  Because BUyS do not offer full principal protection of your initial investment and the return of the BUyS is linked to the performance of the Index Fund, you may lose up to 90.00% of your initial investment

|X|  Return on the BUyS is limited by the Index Fund Return Cap, and you will not benefit from any appreciation of the Index Fund beyond the Index Fund Return Cap

|X|  Return on the BUyS is linked to the value of the Index Fund without taking into consideration the value of dividends paid on the component stocks of the Index Fund

|X|  An investment in the BUyS is subject to the credit of the Issuer

                           Important Dates

 Offering Period:...................March 1, 2010 - March 26, 2010

 Trade Date:........................................March 26, 2010

 Settlement Date:...................................March 31, 2010

 Final Valuation Date:..............................March 25, 2013

 Maturity Date:.........................March 28, 2013 (36 Months)

                NOT FDIC / NCUA INSURED OR GUARANTEED

                 MAY LOSE VALUE * NO BANK GUARANTEE

                            NOT A DEPOSIT

    [OBJECT OMITTED]NOT INSURED BY ANY FDERAL GOVERNMENTAL AGENCY

                                                 ISSUER FREE WRITING PROSPECTUS
                                                     Filed Pursuant to Rule 433
                                          Registration Statement No. 333-162195
                                       Dated February 26, 2010 R-6034-1 (08/08)

Capped BUyS Fact Sheet
DWS Structured Products

Return Scenarios at Maturity (Assumes a Buffer Level of 10.00%, Participation Rate of 150%, an Index Fund Return Cap of 37.50%, and a Maximum Return of 56.25%)
Change in Index Fund (%)	Index Fund Return (%)	BUyS Return (%)	Payment at Maturity (per $1,000 invested)
40.00%	37.50%	56.25%	$1,562.50
37.50%	37.50%	56.25%	$1,562.50
10.00%	10.00%	15.00%	$1,150.00
5.00%	5.00%	7.50%	$1,075.00
0.00%	0.00%	0.00%	$1,000.00
-5.00%	-5.00%	0.00%	$1,000.00
-10.00%	-10.00%	0.00%	$1,000.00
-15.00%	-15.00%	-5.00%	$950.00
-20.00%	-20.00%	-10.00%	$900.00
-30.00%	-30.00%	-20.00%	$800.00
Selected Risk Factors

YOUR INVESTMENT IN THE BUyS MAY RESULT IN A LOSS — The BUyS do not guarantee any return of your initial investment in excess of $100 per $1,000 face amount. The return on the BUyS at maturity is linked to the performance of the Index Fund and will depend on whether, and the extent to which, the Index Fund performance is positive or negative.

THE RETURN ON YOUR BUyS IS LIMITED BY THE INDEX FUND RETURN CAP — The Index Fund Return cannot exceed the Index Fund Return Cap of between 36.00% and 39.00% (to be determined on the Trade Date) and your payment at maturity is limited to a maximum payment of between $1,540.00 and $1,585.00 (to be determined on the Trade Date) for each $1,000.00 face amount of the BUyS you hold, regardless of any increase in the Index Fund beyond the Index Fund Return Cap.

CREDIT RISK – The payment of amounts owed to you under the BUyS is subject to the Issuer’s ability to pay. Consequently, you are subject to risks relating to the creditworthiness of Deutsche Bank AG.

CERTAIN BUILT-IN COSTS ARE LIKELY TO ADVERSELY AFFECT THE VALUE OF THE BUyS PRIOR TO MATURITY — Certain built-in costs, such as our estimated cost of hedging, are likely to adversely affect the value of the BUyS prior to maturity. You should be willing and able to hold your BUyS to maturity.

NO PERIODIC COUPON OR DIVIDEND PAYMENTS OR VOTING RIGHTS — You will not receive periodic coupon payments on the BUyS or have voting rights or rights to receive cash dividends or other distributions with respect to the component stocks of the Index Fund.

OUR RESEARCH, OPINIONS OR RECOMMENDATIONS COULD AFFECT THE LEVEL OF THE INDEX FUND OR THE VALUE OF THE BUyS — We and our affiliates and agents may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding the BUyS, which could affect the level of the Index Fund or the value of the BUyS.

POTENTIAL CONFLICTS — Because we and our affiliates play a variety of roles in connection with the issuance of the BUyS, including acting as calculation agent and hedging our obligations under the BUyS, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the BUyS.

MANY ECONOMIC AND MARKET FACTORS WILL AFFECT THE VALUE OF THE BUyS — In addition to the level of the Index Fund on any day, the value of the BUyS will be affected by a number of complex and interrelated economic and market factors that may either offset or magnify each other.

NON-U.S. SECURITIES MARKETS RISKS — The stocks included in the Index Fund are issued by foreign companies in foreign securities. These stocks may be more volatile than domestic stocks and may be subject to different political, market, economic, exchange rate, regulatory and other risks.

CURRENCY MARKETS MAY BE HIGHLY VOLATILE — The BUyS are subject to currency exchange risk through their exposure to the performance of the iShares® MSCI Emerging Markets Index Fund, which measures the performance of foreign stocks that are denominated in U.S. dollars. Currency markets may be highly volatile, particularly in relation to emerging or developing nations’ currencies, and, in certain market conditions, also in relation to developed nations’ currencies.

LACK OF LIQUIDITY — There may be little or no secondary market for the BUyS. The BUyS will not be listed on any securities exchange.

THE ANTI-DILUTION PROTECTION IS LIMITED — The calculation agent will make adjustments to the Share Adjustment Factor, which will initially be set at 1.0, for certain events affecting the shares of the Index Fund. The calculation agent is not required, however, to make such adjustments in response to all events that could affect the shares of the Index Fund. If an event occurs that does not require the calculation agent to make an adjustment, the value of the BUyS may be materially and adversely affected. See “Anti-Dilution Adjustments” in the accompanying term sheet.

THE U.S. TAX CONSEQUENCES OF AN INVESTMENT IN THE BUyS ARE UNCLEAR — Significant aspects of the U.S. federal income tax treatment of the BUyS are uncertain, and the Internal Revenue Service or court might not agree with the tax consequences described in the accompanying term sheet.

See “Selected Risk Considerations” in the accompanying term sheet and “Risk Factors” in the accompanying product supplement for additional information.

Deutsche Bank AG has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this fact sheet relates. Before you invest, you should read the prospectus in that registration statement and the other documents including term sheet No. 830J and the product supplement relating to this offering that Deutsche Bank AG has filed with the SEC for more complete information about Deutsche Bank AG and this offering.  You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Deutsche Bank AG, any agent or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, product supplement, term sheet No. 830J and this fact sheet if you so request by calling toll-free 1-800-311-4409.

You may revoke your offer to purchase the BUyS at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the BUyS prior to their issuance. We will notify you in the event of any changes to the terms of the BUyS, and you will be asked to accept such changes in connection with your purchase of any BUyS. You may also choose to reject such changes, in which case we may reject your offer to purchase the BUyS.

DWS Structured Products    1.866.637.9185    www.dws-sp.com